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                                                                    Exhibit 99.1


PRESS RELEASE
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                                                           FOR IMMEDIATE RELEASE

Contact:   David C. Vernon, Chairman, President and CEO
           330-666-7979

                  Central Federal Bank Appoints Janna Cable and
                 Marjorie Minor to the Position of Loan Officer

WELLSVILLE, OHIO - JULY 2, 2003 - Central Federal Bank, a subsidiary of Central Federal Corporation (NASDAQ: GCFC), announced that the board of directors, at its June 18, 2003 meeting, elected Janna Cable and Marjorie Minor to the position of Loan Officer.

With 17 years of banking experience, Janna Cable graduated from the Youngstown Chapter #2 Institute of Financial Education, while attending she received the education achievement award, management award and student of the year honors.

With nearly 33 years of banking experience, Minor attended Youngstown Chapter #2 Institute of Financial Education with honors in education achievement and management. In addition to her duties as a Loan Officer, Marjorie is also responsible for the Bank's security cash audit procedures.

"I am proud to be associated with both Janna and Marjorie," said David C. Vernon, Chairman and CEO. "Both have been long time loyal employees of Central Federal who very much deserve this recognition."

For more information about Central Federal, contact David C. Vernon at 330-666-7979 or Edward L. Baumgardner, President, Columbiana County Region at 330.532.1517.

ABOUT JANNA CABLE

Janna started her career with Central Federal Bank in 1986 as a Teller in the Calcutta office. In 1991, she transferred to the Wellsville office and worked as a Loan Processor. In 1997, Janna was promoted to Mortgage Loan Consultant. Janna has also served as Secretary and Treasurer for the Institution. She resides in East Liverpool.

ABOUT MARJORIE MINOR

Marjorie, who started her career with Central Federal in 1970 as a Teller in Wellsville, later progressed to Head Teller, Assistant Manager and the Branch Manager in Calcutta. In 1991, she transferred back to Wellsville where she became a Mortgage Loan Consultant. She resides in Salineville.

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This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the assumptions are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.